As filed with the Securities and Exchange Commission on January 26, 1994
                                                 Registration No. 33-

===============================================================================
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549


                              FORM S-3
                       REGISTRATION STATEMENT
                               UNDER
                     THE SECURITIES ACT OF 1933

                      Fruit of the Loom, Inc.
       (Exact name of Registrant as specified in its charter)
           Delaware                                 36-3361804
   (State of Incorporation)                (IRS Employer Identification No.)

233 South Wacker Drive, 5000 Sears Tower,       (312) 876-1724
         Chicago, Illinois 60606,

      (Address, zip code and telephone number, including area code, of Registrant's principal executive offices)

                      KENNETH GREENBAUM, Esq.
                 Vice President and General Counsel
    233 South Wacker Drive, 5000 Sears Tower, Chicago, Illinois
   60606, (312) 876-1724
     (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          With a copy to:
                   HERBERT S. WANDER, Esq., P.C.
                       Katten Muchin & Zavis
                       525 West Monroe Street
                      Chicago, Illinois 60661
                           (312) 902-5200

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
        If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plan, check the following box: [X]

                  CALCULATION OF REGISTRATION FEE

    Title of Each               Proposed     Proposed
        Class                    Maximum     Maximum
    of Securities    Amount     Offering    Aggregate    Amount of
        to be         to be      Price      Offering   Registration
      Registered    Registered  Per Unit      Price         Fee

    Class A Common   300,000   $24.9375(1)  $7,481,250   $2,579.74
    Stock ($.01      shares
    par value).

   (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Class A Common Stock on the New York Stock Exchange on January 21, 1994.

                           -------------------

   Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus which is part of this Registration Statement is a combined prospectus and also relates to Fruit of the Loom, Inc.'s Registration Statement on Form S-3, Registration Statement No. 33-63750, which was declared effective by the Securities and Exchange Commission on June 18, 1993, which relates to 1,500,000 shares of Class A Common Stock, all of which remain unsold.

                            ------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.


=====================================================================

           SUBJECT TO COMPLETION, DATED JANUARY 26, 1994


                        P R O S P E C T U S


                          1,800,000 Shares








                              [LOGO]







                        Class A Common Stock


     This Prospectus covers up to 1,800,000 shares of Class A Common Stock (the"Shares"), of Fruit of the Loom, Inc. (the "Company"). The Shares are being registered in connection with the pledge by William Farley (the "Selling Stockholder") of up to 1,800,000 shares of Class B Common Stock and/or Class A Common Stock of the Company (the "Pledged Shares") as collateral for a loan made to him and to enable the Selling Stockholder, or the pledgee to which the Pledged Shares are pledged as collateral, to publicly sell all or a portion of the Shares to pay the principal of or interest on the loan or in the event of a default in connection with the loan. If at any time any of the Class B Common Stock Pledged Shares are beneficially owned by any person other than the Selling
   Stockholder or any entity controlled by the Selling Stockholder, such shares of Class B Common Stock automatically convert into an equal number of shares of Class A Common Stock of the Company. Resales of the Shares may, from time to time, be made on the New York Stock Exchange ("NYSE") or other stock exchanges, in privately negotiated transactions or otherwise. The Selling Stockholder has advised the Company that he has no present intention to sell any of the Shares and cannot do so except as set forth in the security agreement between the Selling Stockholder and the pledgee. The Company will not receive any proceeds from the sale of the Shares. See "Selling Stockholder" and "Description of Capital Stock."

     The Class A Common Stock is listed on the NYSE under the trading symbol FTL. The reported closing price on the NYSE on January 25, 1994 was $25.375 per share.

                           ------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
          HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION PASSED UPON THE ACCURACY OR AD-
              EQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                  TO THE CONTRARY IS A CRIMINAL OFFENSE.



          The date of this Prospectus is January 26, 1994.

          No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Stockholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make any such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                              AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the NYSE, 11 Wall Street, New York, New York 10005.

          The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
          The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:
               (1) The Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1992; and

               (2) The Company's Quarterly Reports on Form 10-Q, each as amended, for the fiscal quarters ended March 31, 1993, June 30,
     1993 and September 30, 1993.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering (as hereinafter defined) shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

          Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
          The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such copies should be directed to Fruit of the Loom, Inc., 5000 Sears Tower, 233 South Wacker Drive, Chicago, Illinois 60606, Attention:
     Secretary (telephone:  (312) 876-1724).

                                TABLE OF CONTENTS

                                       Page                                Page
          Available Information . . .    2     Selling Stockholder . . .    4
          Incorporation of Certain
          Documents by Reference  . .    2     Plan of Distribution  . .    4
                                               Description of Capital
          The Company . . . . . . . .    3     Stock . . . . . . . . . .    5
          Use of Proceeds . . . . . .    3     Legal Matters . . . . . .    6
          Recent Developments . . . .    3     Experts . . . . . . . . .    7

                                     THE COMPANY

               The Company is a leading international basic apparel company, emphasizing branded products for consumers ranging from infants to senior citizens. It is the largest domestic producer of underwear and of activewear for the imprinted market, selling products principally under the FRUIT OF THE LOOM(R), BVD(R), SCREEN STARS(R), BEST( TM) and MUNSINGWEAR(R) brand names. The Company manufactures and markets men's and boys' basic and fashion underwear, activewear, casualwear, women's and girls' underwear and family socks. Activewear consists primarily of screen print T-shirts and fleecewear and also includes casualwear (principally a broad range of lightweight knit tops and fleece styles sold directly to retailers). The Company is a fully integrated manufacturer, performing its own spinning, knitting, cloth finishing, cutting, sewing and packaging. Management believes that the Company is the low cost producer in the markets it serves. Management considers the Company's primary strengths to be its excellent brand recognition, low cost production, strong relationships with merchandisers and discount chains and its ability to effectively service its customer base. The Company was incorporated under the laws of the State of Delaware in 1985 and is the successor to Northwest Industries, Inc. Its principal executive offices are located at 5000 Sears Tower, 233 South Wacker Drive, Chicago, Illinois 60606 and its telephone number is (312) 876-1724.


                                   USE OF PROCEEDS

               None of the proceeds from the sale of the Shares will be received by the Company. All of the proceeds will be received by the Selling Stockholder. See "Selling Stockholder."


                                 RECENT DEVELOPMENTS

               On October 11, 1993, the Company and FTL Acquisition Corp., an indirect, wholly owned subsidiary of the Company (the
          "Purchaser"), entered into an Agreement and Plan of Merger to acquire Salem Sportswear Corporation (the "Salem Acquisition"), a Delaware corporation ("Salem"). A tender offer for all of the shares of common stock of Salem then outstanding at a per share price of $12.75 in cash was completed and the Company caused the Purchaser to merge with Salem on November 10, 1993. The total funds required to acquire Salem, including the repayment of certain debts of Salem and the fees and expenses of the Salem Acquisition, total approximately $160 million. Such funds were provided from borrowings under the Company's credit agreement.

               Salem is a leading domestic designer, manufacturer and marketer of sports apparel under licenses granted by the National Basketball Association, Major League Baseball, the National Football League, the National Hockey League, professional athletes, many American colleges and universities and the World Cup '94. Salem sells a wide variety of sportswear, including T-shirts, sweatshirts, shorts and light outerwear.

               On December 1, 1993, the Company issued $150,000,000 of 6 1/2% Notes due November 15, 2003 and $150,000,000 of 7 3/8%
          Debentures due November 15, 2023. The net proceeds from this offering were used to repay borrowings outstanding under the Company's credit agreement.

               On December 16, 1993, the Company announced that the current slow pace of retail apparel sales will result in lower than expected sales and higher operating costs, resulting primarily from lower plant utilization, and will result in operating earnings for the fourth quarter and the full 1993 fiscal year being lower than the range of analyst estimates.

               On December 29, 1993, the Company received approximately $70 million for the Company's investment in the securities of Acme Boot Company, Inc. (the "Acme Securities"). The Acme Securities were part of the consideration received by the Company in connection with the sale of Acme Boot Company, Inc. in 1987. Since 1991, the Acme Securities were carried on the Company's books at $5 million. As a result, the Company will record a pre-tax gain in 1993 of approximately $65 million.


                                 SELLING STOCKHOLDER
               The Selling Stockholder serves as Chairman of the Board, Chief Executive Officer and a director of the Company and Farley Inc. The Selling Stockholder or pledgee may, from time to time, publicly offer the Shares for sale. The Shares are being registered in connection with the Selling Stockholder's pledge of the Pledged Shares as collateral for a loan made to him and to enable the Selling Stockholder, or the pledgee to which the Pledged Shares are pledged as collateral, to publicly sell all or a portion of the Shares to pay the principal of or interest on the loan or in the event of a default in connection with the loan. The Selling Stockholder has advised the Company that he has no present intention to sell any of the Shares.

               Before the offering of the Shares (the "Offering"), the Selling Stockholder owned directly 318,000 shares of Class A Common Stock and directly and indirectly, through Farley Inc., a corporation he controls, 6,690,976 shares of Class B Common Stock. This ownership represents approximately 9.3% of the total common stock and approximately 33.0% of the total voting power of the Company. If all of the 1,800,000 Shares are sold, and no additional shares are sold, the above percentages would be reduced to 6.9% and 26.0%, respectively. The Shares are being registered pursuant to the terms of a Registration Rights Agreement, dated June 18, 1993, amended as of January 26, 1994 between the Company and the Selling Stockholder (the
          "Registration Rights Agreement"). The Selling Stockholder has agreed to bear all expenses in connection with the registration of the Shares.

               The Company has agreed that it will use best efforts to keep the Registration Statement of which this Prospectus is a part "Continuously Effective" (as defined in the Registration Rights Agreement) through the fifth anniversary of the effective date of this Prospectus. The benefits of the Registration Rights Agreement may be invoked by the pledgee.


                                 PLAN OF DISTRIBUTION
               Resales of the Shares may, from time to time, be made on the
          NYSE, in privately negotiated transactions or otherwise. The Shares covered by this Prospectus are being registered to enable the Selling Stockholder to pledge the Pledged Shares as collateral for a loan made to him and to enable the Selling Stockholder, or pledgee to which the Pledged Shares are pledged as collateral, to publicly sell all or a portion of the Shares in order to pay the principal of or interest on the loan or in the event of a default in connection with the loan. If at any time any of the Pledged Shares which are Class B Common Stock are beneficially owned by any person other than the Selling Stockholder or any entity controlled by the Selling Stockholder, such shares automatically convert into an equal number of shares of Class A Common Stock. The Selling Stockholder or pledgee may from time to time offer such Shares through underwriters, dealers or agents. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholder or the pledgee in connection with such sales of common stock. The Selling Stockholder, pledgee and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act with respect to the common stock offered, and any profits realized or commissions received may be deemed underwriting compensation. The Shares have been approved for listing on the NYSE, subject to prior notice.


                             DESCRIPTION OF CAPITAL STOCK
               The Company's authorized capital stock consists of 230 million shares of common stock, $.01 par value per share, divided into Class A and Class B, and 35 million shares of preferred stock, $.01 par value per share. The following is a summary of the provisions of the Company's Restated Certificate of Incorporation, as amended and is qualified in its entirety by reference thereto.

          Class A Common Stock and Class B Common Stock

               The authorized common stock of the Company consists of (i) 200 million shares of Class A Common Stock, of which 69,032,919 were outstanding as of December 31, 1993 and (ii) 30 million shares of Class B Common Stock, of which 6,690,976 were outstanding as of December 31, 1993. All shares of common stock currently outstanding are fully paid and nonassessable, not subject to redemption and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

               Voting. Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to five votes per share. All actions submitted to a vote of stockholders are voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class, except for the election of directors and as otherwise set forth below or as provided by law. With respect to the election of directors, holders of the Class A Common Stock vote as a separate class and are entitled to elect 25% of the total number of directors constituting the entire Board of Directors (the "Class A Directors") and, if not a whole number, then the holders of the Class A Common Stock are entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors, so long as the number of outstanding shares of Class A Common Stock is at least 10% of the total number of outstanding shares of both classes of the common stock. If, at the record date for any stockholder meeting at which directors are elected, the number of outstanding shares of Class B Common Stock is less than 12.5% of the total number of outstanding shares of both classes of common stock, then the holders of Class A Common Stock would vote together with the holders of Class B Common Stock to elect the remaining directors to be elected at such meeting, with the holders of Class A Common Stock having one vote per share and the holders of Class B Common Stock having five votes per share. Holders of the Class B Common Stock also vote separately as a class on the issuance of additional shares of Class B Common Stock and on any amendment to the Restated Certificate of Incorporation which would adversely affect such holders.

               If, at the record date for any stockholder meeting at which directors are to be elected, the number of outstanding shares of Class B Common Stock is at least 12.5% of the total number of outstanding shares of both classes of common stock, then the holders of Class A Common Stock, voting as a separate class, would continue to elect a number of Class A Directors equal to 25% of the total number of directors constituting the whole Board of Directors, but the holders of the Class B Common Stock, voting as a separate class, would be entitled to elect the remaining directors.

               If, however, at the record date for any stockholder meeting at which directors are to be elected, the number of outstanding shares of Class A Common Stock is less than 10% of the total number of outstanding shares of both classes of common stock, the holders of Class A Common Stock and Class B Common Stock would vote together as a single class with respect to the election of directors. In that event, the holders of the Class A Common Stock would not have the right to elect 25% of the number of directors, but would have one vote per share for all directors and the holders of the Class B Common Stock would have five votes per share for all directors.

               Conversion. Class A Common Stock has no conversion rights. Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time and from time to time on the basis of one share of Class A Common Stock for each share of Class B Common Stock. If at any time any shares of Class B Common Stock are beneficially owned by any person other than Mr. Farley or any entity controlled by Mr. Farley, such shares automatically convert into an equal number of shares of Class A Common Stock.

               Dividends. Holders of Class A Common Stock are entitled to receive, on a cumulative basis, the first dollar per share of cash dividends if and when declared by the Board of Directors from funds legally available therefor. Thereafter, holders of Class A and Class B Common Stock are entitled to receive cash dividends equally on a per share basis if and when such dividends are declared by the Board of Directors of the Company from funds legally available therefor. In the case of any dividend paid in stock, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as the holders of Class B Common Stock receive (payable in shares of Class B Common Stock).

               Liquidation. Holders of Class A Common Stock and Class B Common Stock share with each other on a ratable basis as a single class in the net assets of the Company available for distribution in respect of Class A Common Stock and Class B Common Stock in the event of liquidation.

               Other Terms. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.


               In any merger, consolidation or business combination, the consideration to be received per share by holders of either Class A Common Stock or Class B Common Stock must be identical to that received by holders of the other class of common stock, except that in any such transaction in which shares of capital stock are distributed, the dividend preference of the Class A Common Stock must be retained and such shares may differ as to voting rights only to the extent that voting rights now differ between Class A and Class B Common Stock.

               Transfer Agent. The Company's Transfer Agent and Registrar for the Class A Common Stock is Chemical Bank.

          Preferred Stock
               The  authorized  preferred  stock  consists  of  35  million shares. There are currently no shares of preferred stock outstanding. The preferred stock may be issued by resolutions of the Company's Board of Directors from time to time without any action of the stockholders. Such resolutions may authorize issuances in one or more classes or series of the preferred stock, and may fix and determine dividend and liquidation preferences, voting rights, conversion privileges, redemption
!terms, and other privileges and rights of the stockholders of each class or series so authorized.


                                    LEGAL MATTERS
               Certain legal matters with respect to the validity of the Shares will be passed upon for the Company and the Selling Stockholder by Katten Muchin & Zavis, a partnership including professional corporations, Chicago, Illinois.


                                       EXPERTS
               The consolidated financial statements and schedules of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1992 have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

          Item 14.  Other Expenses of Issuance and Distribution
               Set forth below is an estimate of the approximate amount of fees and expenses payable in connection with this Offering.



                 Securities and Exchange Commission         $ 2,579.74
                 registration fee  . . . . . . . . . . . .
                 Accountants' fees and expenses  . . . . .   10,000.00


                 Legal fees and expenses . . . . . . . . .   10,000.00

                 Miscellaneous . . . . . . . . . . . . . .    7,420.26

                      Total  . . . . . . . . . . . . . . .  $30,000.00


          Item 15.  Indemnification of Directors and Officers

               Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons, including directors and officers, who are (or are threatened to be made) parties to any threatened, pending or completed legal action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of their being directors or officers. The indemnity may include expenses, attorneys' fees, judgments, fines and amounts paid in settlement, provided such sums were actually and reasonably incurred in connection with such action, suit or proceeding and provided the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, in the case of criminal proceedings, he had no reasonable cause to believe that his conduct was unlawful. The corporation may indemnify directors and officers in a derivative action (in which suit is brought by a stockholder on behalf of the corporation) under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged liable to the corporation. If the director or officer is successful on the merits or otherwise in defense of any actions referred to above, the corporation must indemnify him against the expenses and attorneys' fees he actually and reasonably incurred.

               The Company's By-laws provide for indemnification of its directors and officers to the extent permitted by Section 145.

               Under a policy of insurance, the Company is entitled to be reimbursed for indemnity payments it is required or permitted to make to its directors and officers.

               Articles XII and XIII of the Company's Restated Certificate of Incorporation, as amended, provide that the Company shall indemnify certain of its former and present directors and officers against certain liabilities and expenses incurred as a result of their duties as such.

               Reference is  made  to Section  7.8 of  the Acquisition  and
          Merger Agreement, dated April 10, 1985, among Farley/Northwest Acquisition Corporation, Farley Metals, Inc., Farley/Northwest
          Subsidiary Corporation and Northwest Industries, Inc. ("Northwest"), filed as an Exhibit to the Registration Statement on Form S-4, Reg. No. 2-98435, of Farley/Northwest Acquisition Corporation, which provides that, from and after the New Board Date (as therein defined), Northwest and any successor, including the Company, shall: (a) maintain Northwest's directors' and officers' insurance policy on the date thereof, or an equivalent policy with terms no less advantageous for all present and former directors and officers of Northwest than those in effect on the date thereof for six years from and after the New Board Date to cover acts or omissions of directors and officers of Northwest occurring prior to or at the New Board Date and (b) maintain in effect any provisions of the By-laws and Certificate of the Company relating to the rights to indemnification of directors and officers of Northwest with respect to indemnification for acts and omissions occurring prior to or at the New Board Date.

               For the undertaking with respect to indemnification see Item 17 herein.

          Item 16.  Exhibits

              5.1* Opinion of Katten Muchin & Zavis as to the legality of the securities being registered.
             10.1 Form of First Amendment to Registration Rights Agreement between the Selling Stockholder and the Company.
             24.1   Consent of Ernst & Young, independent auditors.
             24.2* Consent of Katten Muchin & Zavis (contained in their opinion filed as Exhibit 5.1 hereto).
             25.    Power  of  Attorney (contained  on  the signature  page
                    hereto).
          __________________
          *  To be filed by amendment.

          Item 17.  Undertakings

               a. The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
          Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               b. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

               c. The undersigned registrant hereby further undertakes that:

                    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                    (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

                                      SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, and State of Illinois on the 26th day of January, 1994.

                                             FRUIT OF THE LOOM, INC.

                                             By            PAUL M. O'HARA
                                                --------------------------------
                                                  Paul M. O'Hara,
                                                  Executive Vice President and
                                                  Chief Financial Officer

                                  POWER OF ATTORNEY

          Each person whose signature appears below hereby constitutes and appoints Kenneth Greenbaum, Paul M. O'Hara and Earl C. Shanks and each of them his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on January 26, 1994.


                   SIGNATURE                                 TITLE
                   ---------                                 -----
                                                Chairman of the Board and Chief
                                                Executive Officer (Principal
                 WILLIAM FARLEY                 Executive Officer) and Director
   ----------------------------------------
                 William Farley
                                                Executive Vice President and
                                                Chief Financial Officer
                 PAUL M. O'HARA                 (Principal Financial Officer)
   ----------------------------------------
                 Paul M. O'Hara
                                                Vice President and Controller
               MICHAEL F. BOGACKI               (Principal Accounting Officer)
   ----------------------------------------
               Michael F. Bogacki

               OMAR Z. AL ASKARI                Director
   ----------------------------------------
               Omar Z. Al Askari

             DENNIS S. BOOKSHESTER              Director
   ----------------------------------------
             Dennis S. Bookshester

                JOHN B. HOLLAND                 Director
   ----------------------------------------
                John B. Holland

                LEE W. JENNINGS                 Director
   ----------------------------------------
                Lee W. Jennings

                HENRY A. JOHNSON                Director
   ----------------------------------------
                Henry A. Johnson

               RICHARD C. LAPPIN                Director
   ----------------------------------------
               Richard C. Lappin
                 A. LORNE WEIL                  Director

                 A. Lorne Weil
              SIR BRIAN G. WOLFSON              Director
   ----------------------------------------
              Sir Brian G. Wolfson